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                                    ITEM 77D

MFS Global Total Return Fund, MFS Utilities Fund and MFS Global Equity Fund, each a series of MFS Series Trust VI, added emerging market investment policy and risk disclosure as described the Post-Effective Amendment No. 19 to the Registration Statement (File Nos. 33-34502 and 811-6102), as filed with the Securities and Exchange Commission via EDGAR on February 28, 2003 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.

MFS Global Total Return Fund, MFS Utilities Fund and MFS Global Equity Fund, each a series of MFS Series Trust VI, added disclosure stating that short sales may not exceed 5% of fund net assets as described the Post-Effective Amendment No. 19 to the Registration Statement (File Nos. 33-34502 and 811-6102), as filed with the Securities and Exchange Commission via EDGAR on February 28, 2003 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.